EXHIBIT 11. COMPUTATION OF EARNINGS PER COMMON SHARE
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FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE (in thousands, except per share amounts; unaudited)
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For the Years Ended December 31,                                    1997         1996         1995
- ----------------------------------------------------------- ------------ ------------ ------------
NET INCOME:
Net income per consolidated income statements                    215,274      184,472      124,631
Subtract dividend requirement of preferred stock                      30           33           35
- ----------------------------------------------------------- ------------ ------------ ------------
NET INCOME APPLICABLE TO COMMON STOCK (BASIC)                    215,244      184,439      124,596
Add dividend requirement of preferred stock                           30           33           35
- ----------------------------------------------------------- ------------ ------------ ------------
NET INCOME DILUTED                                               215,274      184,472      124,631
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EARNINGS PER COMMON SHARE BASIC                                     1.18         1.03         0.71
EARNINGS PER COMMON SHARE DILUTED                                   1.14         1.00         0.69
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SHARES OUTSTANDING (AVERAGE):
Common shares                                                    185,171      181,063      177,353
Treasury shares                                                   (2,931)      (1,296)      (1,271)
- ----------------------------------------------------------- ------------ ------------ ------------
COMMON SHARES BASIC (AVG)                                        182,240      179,767      176,082
Options: common equivalents                                        6,089        4,800        3,475
Preferred shares: common equivalents                                 410          433          468
- ----------------------------------------------------------- ------------ ------------ ------------
COMMON SHARES DILUTED (AVG)                                      188,739      185,000      180,025
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Notes:
Earnings Per Common Share Diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 41.00625 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
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